UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 13, 2014 (January 10, 2014)

ALKERMES PUBLIC LIMITED COMPANY

(Exact Name of Registrant as Specified in its Charter)

Ireland	00—35299	98-1007018
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)

Connaught House
1 Burlington Road
Dublin 4, Ireland
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +353-1-772-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On January 10, 2014, Alkermes plc (the “Company”) entered into a pricing term sheet (the “Purchase Agreement”) with Invesco Perpetual Income Fund (“IPI Fund”) and Invesco Perpetual High Income Fund (“IPHI Fund” and, together with IPI Fund, the “Funds”), acting through Invesco Asset Management Limited in its capacity as agent for and on behalf of the Funds, for the registered direct offering of 5,917,160 ordinary shares of the Company, $0.01 par value (the “Shares”), at a purchase price of $42.25 per Share.  A copy of the Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Shares will be issued pursuant to a prospectus supplement filed with the Securities and Exchange Commission on January 13, 2014, in connection with a takedown from our shelf registration statement on Form S-3 (File no. 333-192256), which became effective on November 12, 2013.

The closing of the transaction is expected to occur on or about January 16, 2014.

The gross offering proceeds are expected to be approximately $250 million, before deducting the estimated offering expenses. The Company’s press release dated January 13, 2014 announcing the agreement to sell the Shares is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01                          Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1

Pricing Term Sheet, dated as of January 10, 2014, by and between Alkermes plc and Invesco Perpetual Income Fund and Invesco Perpetual High Income Fund, acting through Invesco Asset Management Limited in its capacity as agent for and on behalf of such funds.

99.1	Press release of Alkermes plc, dated January 13, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALKERMES PLC

Date: January 13, 2014	By:	/s/ James M. Frates
James M. Frates
Senior Vice President, Chief Financial Officer and Treasurer